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Exhibit 99.1

CAPITALIZATION

        The following table sets forth our capitalization at December 31, 2003 on an actual basis, on a pro forma basis giving effect to those transactions described in the footnote below that took place or are expected to take place after December 31, 2003 and the use of proceeds therefrom, and pro forma as adjusted to further give effect to the issuance of the notes being offered by the Company to qualified institutional investors in a transaction complying with Securities and Exchange Commission Rule 144A and the use of proceeds therefrom to repay secured indebtedness. This table should be read in conjunction with our consolidated financial statements and the notes thereto as found in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

	As of December 31, 2003
	(In thousands)
	Actual	Pro Forma(1)	Pro Forma As Adjusted
Long-term debt, including current maturities:
Unsecured senior notes, less discount and fees	$1,137,769	$1,789,868	$2,035,637
Unsecured revolving credit facilities	130,000	130,000	130,000
Secured revolving credit facilities	696,591	822,643	576,874
Secured term loans, less discount	808,000	615,000	615,000
iStar Asset Receivables secured notes, less discount	1,307,224	1,307,224	1,307,224
Other debt obligations	34,148	34,148	34,148

Total long-term debt	$4,113,732	$4,698,883	$4,698,883
Shareholders' equity	2,415,228	2,443,894	2,443,894

Total capitalization	$6,528,960	$7,142,777	$7,142,777

(1)
Pro forma capitalization gives effect to: (i) the January 2004 issuance of $350.0 million of our 4.875% Senior Notes due 2009 and the use of the net proceeds therefrom to repay secured revolving credit facilities ($150.8 million) and secured term loans ($193.0 million); (ii) the February 2004 redemption of 2.0 million shares of our 9.375% Series B Preferred Stock and 1.3 million shares of our 9.20% Series C Preferred Stock, at a redemption price of $25.00 per share plus accrued dividends; (iii) the March 2004 issuance of 5.0 million shares of our 7.50% Series I Preferred Stock at a price of $25.00 per share and the use of the proceeds from the offering to redeem $110.0 million aggregate principal amount of our 8.75% Senior Notes due 2008 at a redemption price of 108.75% plus accrued interest through the redemption date of March 29, 2004; (iv) the March 2004 issuance of $250.0 million of our 5.70% Senior Notes due 2014 and the use of the net proceeds from the sale of the notes to repay secured revolving credit facilities; (v) the March 2004 issuance of $175.0 million of our Senior Floating Rate Notes due 2007 and the use of the net proceeds from the sale of the notes to repay secured indebtedness; and (vi) $612.7 million of new secured revolving credit facility borrowings incurred since December 31, 2003 to fund new investments.

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  Exhibit 99.1
CAPITALIZATION